As filed with the Securities and Exchange Commission on October 23, 2023

Registration No. 333-263232

Registration No. 333-249936

Registration No. 333-231225

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-263232

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-249936

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-231225

UNDER

THE SECURITIES ACT OF 1933

SCIPLAY CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	83-2692460
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

6601 Bermuda Road

Las Vegas, NV 89119

(702) 897-7150

(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

Amended and Restated SciPlay Corporation Long-Term Incentive Plan

SciPlay Corporation 2020 Employee Stock Purchase Plan

(Full Title of the Plans)

Daniel O’Quinn

SciPlay Corporation

6601 Bermuda Road

Las Vegas, NV 89119

(702) 897-7150

(Name and Address, including Zip Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments relate to the following Registration Statements on Form S-8 (each, a “Registration Statement” and collectively, the “Registration Statements”) previously filed by SciPlay Corporation, a Nevada corporation (the “Company”), with the U.S. Securities and Exchange Commission (the “SEC”):

•	Registration Statement on Form S-8 (File No. 333-263232), originally filed with the SEC on March 2, 2022, registering 3,000,000 shares of the Company’s Class A Common Stock, par value $0.001 per share (“Shares”), issuable in connection with the Amended and Restated SciPlay Corporation Long-Term Incentive Plan (the “Long-Term Incentive Plan”), at a proposed maximum offering price per share of $12.43.

•	Registration Statement on Form S-8 (File No. 333-249936), originally filed with the SEC on November 6, 2020, registering 250,000 Shares, issuable in connection with the SciPlay Corporation 2020 Employee Stock Purchase Plan, at a proposed maximum offering price per share of $13.55.

•	Registration Statement on Form S-8 (File No. 333-231225), originally filed with the SEC on May 6, 2019, registering 6,500,000 Shares, issuable in connection with the Long-Term Incentive Plan, at a proposed maximum offering price per share of $16.00.

These Post-Effective Amendments are being filed in connection with the closing on October 23, 2023 of the transactions contemplated by that certain Agreement and Plan of Merger, dated as of August 8, 2023 (as amended or otherwise modified in accordance with its terms, the “Merger Agreement”), by and among Light & Wonder, Inc., a Nevada corporation (“Parent”), Bern Merger Sub, Inc., a Nevada corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and the Company. On October 23, 2023, pursuant to the Merger Agreement, Merger Sub was merged with and into the Company (the “Merger”), with the Company surviving the Merger as a subsidiary of Parent.

As a result of the Merger, the Company has terminated all offerings of the Company’s securities pursuant to the Registration Statements. In accordance with undertakings made by the Company in each Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance that remain unsold at the termination of the offering, the Company hereby removes from registration all such securities of the Company registered pursuant to the Registration Statements that remain unsold and any plan interests that are unissued as of the date hereof. Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in Las Vegas, Nevada, on October 23, 2023. No other person is required to sign this Post-Effective Amendment to the Registration Statements in reliance upon Rule 478 under the Securities Act of 1933, as amended.

SCIPLAY CORPORATION

By:	/s/ Joshua J. Wilson
	Name:	Joshua J. Wilson
	Title:	Chief Executive Officer